Exhibit 99.01

Mipsagargin Demonstrates Clinical Benefit in Subset of Glioblastoma Patients

GenSpera’s Interim Phase II Glioblastoma Data Showcased at
Society for Neuro-Oncology Annual Meeting

SAN ANTONIO, November 20, 2015 — GenSpera Inc. (OTCQB: GNSZ), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, today announced results from the Phase II study investigating the use of mipsagargin (G-202) for the treatment of glioblastoma multiforme. The results will be presented today in a poster entitled, “Phase II study of mipsagargin (G-202), a PSMA-activated prodrug targeting the tumor endothelial cells, in adult patients with recurrent or progressive glioblastoma,” at the Society for Neuro-Oncology (SNO) Annual Scientific Meeting in San Antonio, Texas. The poster is available on the company website.

“We are seeing disease stabilization in a subset of patients and, importantly, clinical benefit appears to be correlated with PSMA expression, which offers enrichment strategies to enroll only potential responders in future clinical trials,” said David Piccioni, M.D, Ph.D., the study’s Principal Investigator. “These results demonstrate mipsagargin’s potential to treat a patient population with few therapy options.”

In addition to Dr. Piccioni, the two-stage, single-arm, open-label study (NCT02067156) is led by neuro-oncologist Santosh Kesari, M.D., Ph.D., and is being conducted at the UC San Diego Moores Cancer Center in La Jolla, Calif. The Phase II results indicate that mipsagargin appears to confer clinical benefit in a subset of patients and is well tolerated by glioblastoma patients. The results are as follows:

•	Three of 11 efficacy evaluable patients demonstrated at least stable disease at the first disease assessment (2 stable disease, 1 partial response), one of which has met the primary endpoint of six-month progression-free survival.
•	No dose-limiting toxicities have occurred. Preliminary evidence suggests that mipsagargin is well tolerated and may induce disease stabilization or treatment response.
•	PSMA (Prostate-Specific Membrane Antigen) staining of tumor tissues shows variability of expression but all three responders have >2+ staining. Biomarker evaluation is ongoing.

“We are very encouraged with the positive results from this interim Phase II trial that demonstrate the tolerability and indications of effectiveness of mipsagargin in advanced brain cancer patients,” said Craig Dionne, Ph.D., chief executive officer at GenSpera. “Mipsagargin is a first-in-class agent with a novel mechanism of action that is unlike any other drug being tested in patients with advanced brain cancer.”

Potential Advantages of Mipsagargin in Glioblastoma Patients

Glioblastoma is the most common and most aggressive malignant primary brain tumor in humans. There are approximately 10,000 new cases of malignant glioblastoma diagnosed each year in the United States and, despite optimal treatment, the median survival for these patients is only 12 to 15 months. Treatment commonly consists of surgery followed by radiation and the drug temozolomide. A few drugs have been approved in patients that have recurrent tumors, but none have been shown to promote long-term tumor stabilization or survival. Glioblastomas are particularly resistant to conventional chemotherapy drugs as most cannot cross the blood-brain barrier. This disadvantage of conventional chemotherapy does not apply to mipsagargin because mipsagargin directly attacks the PSMA-expressing cells of the tumor-associated blood vessels that comprise the blood-brain barrier.

About GenSpera

GenSpera, Inc. is a clinical-stage oncology drug discovery and development company. Its lead drug candidate mipsagargin demonstrated positive data in a Phase II clinical trial in hepatocellular carcinoma (liver cancer) patients and has demonstrated highly encouraging interim data in an ongoing Phase II trial for glioblastoma multiforme (brain cancer). GenSpera's technology platform combines a powerful, plant-derived cytotoxin, thapsigargin, with a patented prodrug delivery system for the targeted release of drug candidates within solid tumors without the side-effect profile of traditional chemotherapeutic agents. Mipsagargin was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the

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